Exhibit 10-z

EMPLOYMENT AGREEMENT

               AGREEMENT by and between Bausch & Lomb Incorporated, a New York corporation (the "Company") and Ronald L. Zarrella (the "Executive") dated as of the 9th day of November, 2001.

               WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the dedicated service of the Executive. Therefore, in order to accomplish these objectives, the Company has entered into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

               1.      Effective Date. The "Effective Date" shall be November 9, 2001.

               2.      Employment Period.

                       (a) Term of Agreement. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to enter into the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on December 31, 2006 (the "Employment Period"). The period of employment commencing on the Effective Date and continuing through December 31, 2001 shall be referred to as the "Initial Employment Period". The period of employment commencing on January 1, 2002 and continuing through December 31, 2006 shall be referred to as the "Five Year Employment Period" and each calendar year within the Five Year Employment Period shall be referred to as an "Employment Year".

                       (b) Renewal Terms. Commencing January 1, 2007, this Agreement shall be renewed automatically for successive one year terms unless the Company gives at least nine months prior written notice of non-renewal. Each such one year renewal term shall then be deemed to be the Employment Period.

               3.      Terms of Employment. (a) Position and Duties. (i) During the Employment Period, the Executive shall serve as Chairman of the Board and Chief Executive Officer of the Company, reporting directly to the Company's Board of Directors (the "Board"), with such authority, duties and responsibilities as are commensurate with such positions. During the Employment Period, the Executive shall serve on the Company's Board and be Chairman of the Executive Committee of the Board.

                         (ii)  During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his full working time and attention to the business and affairs of the Company as necessary to discharge the responsibilities assigned to the Executive hereunder, and to use the Executive's best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to serve on corporate, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

                       (b) Compensation. (i) Base Salary. During the first two Employment Years, the Executive shall receive an annual base salary of $1.1 million (the "Annual Base Salary"). During the Initial Employment Period, Executive shall receive a prorated amount of the Annual Base Salary commencing on or before December 1, 2001. Commencing with the third Employment Year, the Annual Base Salary shall be increased annually subject to review by the Board.

                       (ii)  Annual Bonus. During the Employment Period subsequent to the Initial Employment Period, the Executive shall be eligible to receive an annual cash incentive bonus (the "Annual Bonus") in accordance with the terms of the Company's Annual Bonus Incentive Plan which shall include a target bonus for Executive equal to 100% of Annual Base Salary with a payout ranging from 0% to 150% depending on performance against Company objectives set by the Committee on Management of the Company's Board of Directors and will be paid at the customary time of annual bonus payments to Company executives. For the first Employment Year, the Annual Bonus payable to Executive will be at least equal to the target bonus of 100% of Annual Base Salary.

                       (iii)  Stock Option Grants.

                             (A) On the Effective Date, the Company shall grant the Executive options to acquire 500,000 shares of the Company's common stock (the "First Option") pursuant to the terms of the Company's Stock Incentive Plan ("Stock Plan"). The First Option will have an exercise price per share of Company common stock equal to the fair market value of the common stock subject thereto on the Effective Date as determined pursuant to the Plan, a term of ten years and shall be fully vested as of the date of grant.

                             (B) On January 1, 2002, the Company shall, pursuant to the Stock Plan, grant the Executive options to acquire 500,000 shares of the Company's common stock (the "Second Option") with an exercise price per share of Company common stock equal to the fair market value of the common stock subject thereto on the date of grant as determined pursuant to the Stock Plan and a term of ten years. Except as otherwise provided herein, the Second Option shall vest and become exercisable in one-third equal annual installments on each of the first, second, and third anniversaries of the date of grant subject to the Executive's continued full time active employment with the Company.

                       (iv)  Long Term Incentive Plan. The Company shall provide Executive participation in a performance-based long term incentive plan for the one, two and three year award cycles 2002, 2002 and 2003 and 2002, 2003 and 2004, each of which shall have a target award for Executive of $1,000,000 for each award cycle. For each three year award cycle thereafter commencing with the year 2003, the Company will provide Executive participation in a long term incentive plan which has a target award for Executive of at least $1,000,000 for each such three year award cycle. All awards shall be paid in Company restricted stock at the time awards are customarily paid under the Company's long term incentive plan. Payouts under the long term incentive plan are dependent on performance against objectives set by the Committee on Management of the Board following good faith discussions with the Executive.

                       (v)  Supplemental Restricted Stock Grant. At its January 2002 meeting, the Committee on Management will consider making a supplemental restricted stock grant to the Executive under the Stock Plan ("Supplemental Restricted Stock Grant"). Such grant will vest in one-third equal installments on the first, second and third anniversaries of the date of grant subject to the Executive's continued full time active employment with the Company. Payment of the restricted stock subject to the Supplemental Restricted Stock Grant shall be deferred in accordance with Company's deferred compensation plan until thirty days after Executive's full time active employment with the Company ceases.

                       (vi)  Retirement Benefits.

                             (A)  On the Effective Date the Executive shall be a Participant in the Company's Bausch & Lomb Supplemental Retirement Income Plan II ("SERP II") with a vested Limited Benefit equal to 26% of Final Average Compensation (including in the calculation of Final Average Compensation his 1999, 2000 and 2001 compensation with his Prior Employer) which Limited Benefit shall be payable to the Executive pursuant to the terms of SERP II. Thereafter, the vesting schedule for the Executive under Section 5 of SERP II shall be amended as follows:

Age	Percentage of Final Average Compensation
53	30%
54	34%
55	40%
56	44%
57	48%
58	52%
59	56%
60	60%

                             (B)  The annual pre-tax benefit payable to the Executive under SERP II shall be reduced by the sum of (x) the reductions provided for in Subsections 5(a)(ii) and 5(b)(ii) of SERP II; (y) the Executive's Limited Benefit under SERP II which was vested prior to the Effective Date; and (z) all amounts payable to the Executive under any other employer's qualified or non-qualified retirement plan(s) to the extent such amounts were funded by Prior Employer contributions.

                             (C)  Defined terms in this subsection of the Employment Agreement shall have the meanings set forth in SERP II unless otherwise defined herein.

                             (D)  The Company agrees to consider in good faith a means of secured funding of Executive's retirement benefits.

                       (vii)  Other Employee Benefit Plans. During the Employment Period, except as otherwise expressly provided herein, the Executive shall be entitled to participate in all employee benefit, welfare, bonus and other plans, practices, policies and programs applicable to senior executives of the Company.

                       (viii)  Other Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits and perquisites pursuant to applicable Company policies and practices, which shall be no less favorable than the fringe benefits and perquisites provided to other senior executives of the Company. Such benefits and perquisites shall include but not be limited to life insurance, financial planning, use of company airplanes, relocation, country club membership fees and dues, vacation, and security.

                       (ix)  Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the Company's policies.

               4.      Forfeited Benefits. As a result of the Executive's acceptance of employment with the Company pursuant to this Agreement, the Executive will forfeit up to $5 million in annual bonus incentive compensation, long-term incentive payouts, unvested Prior Employer pension plan contributions and stock option value pursuant to certain plans and arrangements between the Executive and Executive's employer prior to the Effective Date ("Prior Employer") (such benefits referred to in the aggregate as the "Forfeited Benefits"). The Company agrees to compensate the Executive for Forfeited Benefits by providing the Executive with cash and restricted stock of the Company in an aggregate amount up to $5 million as follows:

                       (i)  $2.5 million cash payable on January 2, 2002; and

                       (ii)  On January 2, 2002, $2.5 million (determined by reference to the closing price of the Company's common stock on the Effective Date) in restricted stock granted to Executive under the Stock Plan ("Replacement Restricted Stock Grant"); provided, however, that the amount of cash and stock provided to the Executive under this subsection (ii) shall be reduced by the difference between the fair market value of the common stock of Prior Employer on the Effective Date which is subject to vested stock options held by the Executive on the Effective Date and the exercise price of all such vested stock options. Such reduction shall not apply to the extent Prior Employer causes the Executive to forfeit such vested options. Payment of the restricted stock shall be deferred in accordance with Company's deferred compensation plan until thirty days after Executive's full time active employment with the Company ceases.

                       (iii)  The amount of reduction, if any, provided for in Subsections 4(i) and (ii) above shall be calculated on the date on or after the Effective Date on which such options are first exercisable by the Executive, but in no event later than December 31, 2001. The reduction, if any, shall be applied equally to both the cash and restricted stock components.

                       (iv)  The Replacement Restricted Stock Grant shall vest on the fifth anniversary of the Effective Date subject to the Executive's continued employment with the Company.

               5.      Termination of Employment. (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that a Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 13(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for six months as a result of incapacity due to mental or physical illness as determined in good faith by the Board.

                       (b)  Cause. The Company may terminate the Executive's employment during the Employment Period with or without Cause. For purposes of this Agreement, "Cause" shall mean:

                       (i)  the continued failure of the Executive to perform substantially the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), within thirty days after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or

                       (ii)  the engaging by the Executive in illegal conduct or willful misconduct, in each case which is materially and demonstrably injurious to the Company.

                       (c)  Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean in the absence of the written consent of the Executive:

                       (i)  the assignment to the Executive of any duties materially inconsistent with the Executive's position (including titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) of this Agreement, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                       (ii)  any material breach of this Agreement by the Company, including any failure by the Company to comply with any of the provisions of Sections 3(b) or 4 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

                       (iii)  the Company's requiring the Executive to be based at any office or location more than 50 miles from the Company's current headquarters or such other location mutually agreed to by the Company and the Executive.

The Executive's ability to assert Good Reason shall not be affected by his physical or mental incapacity.

                       (d)  Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

                       (e)  Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, (iii) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be or (iv) the date on which the Employment Period, including any renewal period, expires.

               6.      Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or as a result of the Executive's death or Disability or the Company's failure to renew this Agreement or the Executive shall terminate employment for Good Reason:

                       (i)  the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                             A.  the sum of (1) the Executive's Annual Base Salary through the Date of Termination and (2) the product of (x) the highest Annual Bonus paid or payable to the Executive with respect to any calendar year ended during the Employment Period, including any deferred amounts and with any Annual Bonus for a partial calendar year annualized (or, in the event that the Executive has not yet been paid such an Annual Bonus, the Executive's target bonus for the year in which the Date of Termination occurs) (the "Highest Annual Bonus") and (y) a fraction, the numerator of which is the number of days in the calendar year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365, in each case to the extent not previously paid (the sum of the amounts described in clauses (1) and (2), shall be hereinafter referred to as the "Accrued Obligations"); and

                             B.  the amount equal to the product of (1) the number of months and portions thereof from the Date of Termination until the expiration of the Employment Period, divided by twelve and (2) the sum of (x) the Executive's Annual Base Salary and (y) the Highest Annual Bonus; and

                       (ii)  Executive shall vest immediately in the SERP II benefit that Executive would have received at the end of the Employment Period pursuant to the schedule in Section 3(b)(vi) hereof but for the termination.

                       (iii)  the Second Option shall vest and become exercisable immediately; and

                       (iv)  the Supplemental Restricted Stock Grant and the Replacement Restricted Stock Grant (collectively the "Restricted Stock Grants") shall fully vest immediately; and

                       (v)  for the remainder of the Employment Period, the Company shall continue to provide medical benefits to the Executive and his spouse and dependents on the same basis such benefits were provided to the Executive immediately prior to the Date of Termination; and

                       (vi)  for the remainder of the Employment Period, to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive all other amounts or benefits which the Executive is eligible to receive prior to the Date of Termination pursuant to the terms of any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

                       (b)  Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than (i) for payment of Accrued Obligations, (ii) the timely payment or provision of Other Benefits, (iii) the Second Option shall vest and become exercisable immediately, and (iv) the Restricted Stock Grants shall fully vest immediately. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include death benefits as in effect on the date of the Executive's death with respect to senior executives of the Company and their beneficiaries.

                       (c)  Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of Accrued Obligations, (ii) the timely payment or provision of Other Benefits, (iii) the Second Option shall vest and become exercisable immediately, and (iv) the Restricted Stock Grants shall fully vest immediately. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect at any time thereafter generally with respect to senior executives of the Company.

                       (d)  Cause; Other than for Good Reason. If the Executive's employment shall be terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, or upon expiration of the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive (i) to the extent theretofore unpaid, any earned Annual Base Salary through the Date of Termination and (ii) to the extent theretofore unpaid, the Other Benefits.

                       (e)  Officer Separation Plan. The Executive agrees that, in the event of any termination of this Agreement, the Executive will not receive any payment or benefit under the Company's Officer Separation Plan or any successor plan.

               7.      Change in Control. Executive and Company are simultaneously entering into an agreement regarding change in control of the Company.

               8.      Non-exclusivity of Rights. Except as specifically provided, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

               9.      Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement or any employee benefit plan or arrangement of the Company, and such amounts shall not be reduced whether or not the Executive obtains other employment.

               10.     Legal Expenses. If, with respect to any alleged failure by Company to comply with any of the terms of this Agreement, Executive hires legal counsel with respect to this Agreement or institutes any negotiations or institutes or responds to legal action to assert or defend the validity of, enforce his rights under, or recover damages for breach of this Agreement and thereafter the Company is found in a judgment no longer subject to review or appeal to have breached this Agreement in any material respect, then the Company shall indemnify Executive for his actual expenses for attorney's fees and disbursements. The Company shall reimburse Executive for his reasonable counsel fees associated with negotiation of this Agreement.

               11.     Confidential Information; Noncompetition; Nonsolicitation. (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

                       (b)  The Executive agrees that, during the Employment Period and for a period of three years following the Date of Termination (the "Protected Period"), the Executive will not, without the written consent of the Company, directly or indirectly, (x) compete with any business in which the Company or any of its affiliates is engaged or actively developing (or was engaging in or actively developing as of the Date of Termination), (y) solicit any person who is a customer of a business conducted by the Company or any of its affiliates (or was a customer as of the Date of Termination), or (z) induce or attempt to persuade any employee of the Company or any of its affiliates to terminate his or her employment relationship with the Company or any of its affiliates (or hire any former employee of the Company or any of its affiliates within 90 days of such employee's termination of employment). For purposes of this Agreement, the phrase ""compete" shall include serving as an employee, an officer, a consultant, a director, an owner, a partner or a five percent (5%) or more shareholder of any such business or otherwise engaging in or assisting another to engage in any such business.

                       (c)  In the event of a breach or threatened breach of this Section 11, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach. The Executive acknowledges that damages would be inadequate and insufficient. Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 11.

               12.     Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives and/or beneficiaries.

                       (b)  This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

                       (c)  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. As used in this Agreement, the term "affiliates" and "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

               13.     Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                       (b)  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Ronald L. Zarrella
One Bausch & Lomb Place
Rochester, New York 14604

If to the Company:

One Bausch & Lomb Place
Rochester, New York 14604
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                       (c)  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                       (d)  The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                       (e)  This Agreement constitutes the entire agreement between the Company and the Executive and supersedes any other agreements or understandings, whether written or oral, between the Executive and the Company which relate to the subject matter hereof, except that, as of the date hereof, the parties hereto shall enter into a Change of Control Agreement (the "Change of Control Agreement"). In the event of a Change of Control, this Agreement shall be superseded by the Change of Control Agreement, provided that (i) any awards not yet made under Sections 3 or 4 of this Agreement shall be made and (ii) any amounts payable or benefits provided to the Executive under the Change of Control Agreement upon a termination of employment shall be adjusted so that, with regard to each type of payment to be paid or benefit provided hereunder and under the Change of Control Agreement, the Executive shall receive the greatest amounts or benefits at the earliest time that such amounts or benefits would be paid or provided under either this Agreement or the Change of Control Agreement (had this Agreement still been in effect, and assuming, for this purpose, that the definition of Good Reason in the Change of Control Agreement also includes anything in the definition of Good Reason in this Agreement not otherwise included in the definition under the Change of Control Agreement); provided that in no event shall the Executive be entitled to a duplication of any amounts payable or benefits provided under both agreements.

               IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

               Ronald L. Zarrella

Bausch & Lomb Incorporated

By:
               William Waltrip
Title: Chairman of the Board of Directors